Exhibit 99.1 For Immediate Release
November 13, 2014

DCB Financial Corp Announces Third Quarter 2014 Results

Lewis Center, OH, November 13, 2014 - DCB Financial Corp (the “Company”), (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $50,000 or $0.01 per diluted share for the three months ended September 30, 2014, compared to a net loss of $127,000 or $0.02 per diluted share for the same period in 2013. Non-recurring gains and losses in the third quarter of 2014 aggregated $17,000 of net losses, compared to net non-recurring losses of $51,000 in the year-ago quarter.

Net income was $206,000 or $0.03 per diluted share for the nine months ended September 30, 2014, compared to net income of $171,000 or $0.02 per diluted share for the same period in 2013. Non-recurring gains and losses in the nine months ended September 30, 2014 aggregated $80,000 of net losses, compared to net non-recurring gains, negative provision for loan losses and income tax benefit aggregating $1.4 million in the year-ago period. There was no loan loss provision or income tax benefit in the nine months ended September 30, 2014.

Ronald J. Seiffert, President and CEO for the Company said, “In the third quarter we undertook a number of initiatives relating to matters of corporate governance, capital management, corporate equity plans and the special meeting of shareholders held in October, each of which is expected to provide long-term benefits to the Company and its shareholders. Our third quarter earnings were impacted by the non-routine expenses related to these initiatives of approximately $100,000.”

Seiffert continued, “We continued to make good progress in the third quarter in shoring-up the Company’s asset quality metrics, as evidenced by a $1.3 million decrease in non-performing assets during the quarter, bringing the total year-to-date reduction in non-performing assets to $7.8 million or 36%. Of the $14.1 million of non-performing assets at the end of the third quarter, $9.8 million or 70% of those are loans whose terms have been modified in a troubled debt restructuring, but which are paying in compliance with their modified terms and accruing interest.”

Balance Sheet Highlights

Total assets were $500.3 million at September 30, 2014, compared with $500.5 million at June 30, 2014 and $502.4 million at December 31, 2013. Assets sold in connection with the sale of the Company’s Marysville branch in the first quarter totaled $18.7 million and included cash of $12.5 million, loans of $4.8 million and fixed assets of $1.4 million. Deposits attributable to the branch totaling $19.4 million were assumed by the buyer.

Total loans, including loans held for sale, increased $11.9 million in the third quarter, and were $369.6 million at September 30, 2014, compared with $357.7 million at June 30, 2014. Strength in the Company’s retail lending operations continued to drive loan growth in the third quarter, with residential mortgages increasing $11.4 million and $26.9 million in the three and nine months ended September 30, 2014.

Deposits totaled $445.5 million at September 30, 2014, compared with $436.1 million at the end of the second quarter. Money market accounts increased $16.8 million in the third quarter, which was partially offset by a decrease in savings, and demand accounts aggregating $8.5 million. Consistent with the financial sector generally, the very low interest rate environment continues to influence the Company’s deposit composition, as customer preference for non-maturity savings accounts outweighs that of time accounts.

Stockholders’ equity was $46.7 million at September 30, 2014, compared with $46.8 million at June 30, 2014, and $45.3 million at December 31, 2013. The increase since December was primarily the result of the difference between the unrealized loss of $940,000 on one collateralized debt obligation (“CDO”) at December 31, 2013, and the actual loss recognized upon the sale of that security in the first quarter of $140,000. Sharply higher demand for these types of securities in the first quarter of 2014 contributed to the increase in the value of the CDO during that quarter. The remaining increase in stockholder’s equity was due primarily to an increase in unrealized gains on securities available-for-sale and to net income in the first nine months of 2014.

The Bank’s Tier 1 leverage ratio was 8.96% and its total risk-based capital ratio was 13.57% at the end of the third quarter, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 5.0% and 10.0%, respectively.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual) totaled $3.1 million or 0.84% of total loans at September 30, 2014, compared to $5.7 million or 1.58% of total loans at June 30, 2014 and $8.1 million or 2.24% at the end of 2013. Nonaccrual loans totaled $3.0 million or 0.81% of total loans at September 30, 2014, compared to $4.6 million or 1.29% of total loans at June 30, 2014 and $6.9 million or 1.90% of total loans at December 31, 2013.

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Non-performing assets were $14.1 million or 2.81% of total assets at September 30, 2014, compared with $15.3 million or 3.06% of total assets at June 30, 2014 and $21.9 million or 4.36% of total assets at December 31, 2013. Troubled debt restructurings (“TDR’s”) which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $9.8 million at September 30, 2014, compared to $9.3 million at June 30, 2014 and $12.8 million at December 31, 2013.

Much of the $7.8 million reduction in non-performing assets in 2014 resulted from the execution of previously disclosed strategies developed in the fourth quarter of 2013 to accelerate the disposition of certain troubled assets. The Company’s exposure to three troubled commercial relationships with aggregate balances at the end of 2013 of $7.0 million was reduced by $5.8 million in 2014 through a combination of collection actions, negotiated settlements, and asset sales, which resulted in charge-offs of $1.9 million and cash collections of $3.9 million.

Net charge-offs were $392,000 or 0.43% (annualized) of average loans in the third quarter, compared to net charge-offs of $32,000 or 0.04% in the year-ago quarter. Net charge-offs were $2.5 million or 0.91% (annualized) of average loans in the first nine months of 2014, compared to net recoveries of $480,000 in the year-ago period. The three commercial relationships discussed above comprised approximately 71% of the gross charge-offs in the first nine months of 2014, which were charged against specific allowance allocations established in the fourth quarter of 2013 in connection with the non-performing asset reduction strategy developed in last year’s fourth quarter.

There was no provision for loan losses recorded in the first nine months of 2014, as the $3.3 million loan loss provision recorded in the fourth quarter of 2013 included specific allocations for the three large relationships charged-off in the first nine months of 2014. Negative provisions for loan losses of $890,000 were recorded in the first half of 2013 as the result of the net recoveries and other credit quality indicators in that period. No loan loss provision was recorded in the third quarter of 2013. The provision for loan losses as a percentage of net charge-offs was not meaningful for first nine months of 2014 and 2013. On a linked-quarters basis, the provision for loan losses as a percentage of net charge-offs was 93.4% for the five quarters ending September 30, 2014.

The allowance for loan losses was $4.2 million at September 30, 2014, compared with $4.6 million at June 30, 2014 and $6.7 million at December 31, 2013. The ratio of the allowance for loan losses to total loans was 1.13% at September 30, 2014, compared with 1.28% at June 30, 2014 and 1.85% at December 31, 2013. The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 32.5% at September 30, 2014, compared with 33.9% at June 30, 2014 and 34.1% at December 31, 2013. The ratio of the allowance for loan losses to non-accrual loans was 139% at September 30, 2014, compared with 109% at June 30, 2014 and 97% at December 31, 2013.

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Net Interest Income

Net interest income totaled $4.0 million in the three months ended September 30, 2014, compared with $3.9 million in the year-ago quarter and $4.0 million in the second quarter of 2014. The net interest margin increased 6 basis points in the third quarter compared with the year-ago quarter but was 11 basis points lower than the second quarter of 2014.

The net interest margin was 3.40% in the third quarter of 2014, compared with 3.34% in the year-ago quarter and 3.51% in the second quarter of 2014. The earning assets yield decreased 4 basis points and 9 basis points in the third quarter of 2014 compared with the year-ago quarter and second quarter of 2014, respectively, primarily due to the effect of the reinvestment of loan and securities amortization at current market rates, and to the effect of purchase premiums written off in the third quarter of 2014 on the prepayment of certain investment securities and purchased mortgages. The cost of interest-bearing liabilities decreased 13 basis points in the third quarter compared to the year-ago quarter as a result of maturing time accounts which either were renewed at lower rates or were transferred into our interest-bearing demand and money market accounts, which earn interest at lower rates than time accounts. Also, the Company restructured advances from the Federal Home Loan Bank in November 2013 which contributed to a 246 basis point decrease in the cost of borrowings in the third quarter compared to the year-ago quarter. The cost of interest-bearing liabilities was virtually unchanged in the third quarter of 2014 compared with the second quarter of 2014.

Average interest-earning assets were $463.5 million in the third quarter, compared with $462.6 million in the year-ago quarter and $453.4 million in the second quarter of 2014. The average balance of loans increased by $8.5 million, while average balance of interest earning cash and cash equivalents decreased $5.6 million and average investments decreased $2.1 million when compared with the year-ago quarter, as the Company used its excess liquidity position to fund organic loan growth. Total average loans were 78.2% of total average interest-earning assets in the third quarter of 2014, compared with 76.5% in the year-ago quarter and 78.7% in the second quarter of 2014. The average balance of time deposits declined $31.2 million in the third quarter compared with the year-ago quarter, while average balances in lower-costing interest-bearing demand, savings and money market accounts increased $21.3 million, and the average balance of non-interest-bearing demand accounts increased $9.3 million over that same period.

Net interest income totaled $11.9 million in the first nine months of 2014, which was an increase of $666,000 or 5.9% compared with $11.3 million in the year-ago period. The net interest margin was 3.45% for the nine months ended September 30, 2014, compared with 3.28% in the year-ago period. The earning asset yield increased 1 basis point in the first nine months of 2014 compared with the year-ago period, and the cost of interest-bearing liabilities decreased 18 basis points over the same period.

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Average interest-earning assets were $461.6 million in the first nine months of 2014, which was an increase of $2.7 million from the year-ago period. Total average loans were 77.9% of total interest-earning assets in the nine months ended September 30, 2014, compared with 73.2% in the year-ago period. The average balance in time deposits decreased $40.8 million in the first nine months of 2014 compared with the year-ago period, while the average balances in lower-costing interest-bearing demand, savings and money market accounts increased $25.8 million, and the average balance of non-interest-bearing demand accounts increased $13.3 million.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.1 million in the third quarter of 2014, compared to $1.2 million in the year-ago quarter and $996,000 in the second quarter of 2014. Nonrecurring writedowns and losses, net of nonrecurring gains were $17,000 in the third quarter, compared to $51,000 in the year-ago quarter and $118,000 in the second quarter of 2014. The Company recognized $241,000 of gains on the sales of securities in the third quarter, which substantially offset writedowns and losses on loans held-for-sale of $189,000 and losses on the sale of real estate owned of $69,000. During the fourth quarter, the Company liquidated all remaining loans held-for-sale at no additional loss.

Non-interest income was $3.3 million in the first nine months of 2014, compared to $3.9 million in the year-ago period. Non-recurring writedowns and losses, net were $80,000 in the first nine months of 2014, compared to net non-recurring gains of $170,000 in the year-ago period. In addition, service charges decreased $180,000 in the first nine months of 2014 compared to the year-ago period due to lower volumes of overdraft and debit card transactions.

Non-interest income (net of nonrecurring income, gains and losses and gains/losses on the sales of securities) accounted for 22.6% of total revenue in the third quarter of 2014, compared with 24.2% in the year-ago quarter and 21.8% in the second quarter of 2014. Non-interest income accounted for 22.2% of total revenue in the first nine months of 2014, compared with 24.6% in the year-ago period.

Non-interest expenses were $5.1 million for the third quarter of 2014, compared with $5.2 million in the year-ago quarter and $4.9 million for the second quarter of 2014. The decrease from the year-ago quarter was primarily attributable to a $103,000 decrease in salaries and benefits and a $53,000 decrease in state franchise taxes. The decrease in salaries and benefits was attributable to a decline in incentive compensation expense as loan originations during the quarter were down from the year-ago quarter, and to the elimination of $47,000 of salaries expense attributable to the Company’s former Marysville branch. The decrease in state franchise taxes is the result of a change in the tax law which changed how the tax was calculated in the current year. Professional services in the third quarter of 2014 included approximately $100,000 of non-routine legal expenses covering matters of corporate governance, capital management, corporate equity plans and the special meeting of shareholders held in October, among other things.

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The Company’s efficiency ratio was 98.7% in the third quarter of 2014, compared with 101.8% in the year-ago quarter, and 96.2% in the second quarter of 2014.

Non-interest expenses were $15.0 million in the nine months of 2014, which was a decrease of $1.1 million or 6.7% compared to the year-ago period as salaries and benefits expense decreased $449,000 and franchise taxes decreased $175,000 for the same reasons discussed above. Professional services decreased $343,000 due to the substantial reduction in non-performing assets in 2014 which has resulted in a reduced need for outside professional services related to the workout of such assets.

The Company’s efficiency ratio was 98.1% for the first nine months of 2014, compared to 107.8% in the prior year.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission.

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The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	September 30, 2014	December 31, 2013
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$6,942	$6,110
Interest-bearing deposits	13,865	19,247
Total cash and cash equivalents	20,807	25,357

Securities available-for-sale	74,683	79,948

Loans	369,256	356,048
Less allowance for loan losses	(4,176)	(6,724)
Net loans	365,080	349,324

Loans held for sale	385	7,806
Real estate owned	1,215	1,219
Investment in FHLB stock	3,250	3,799
Premises and equipment, net	10,139	10,641
Premises and equipment held for sale	—	1,405
Bank-owned life insurance	19,863	19,297
Accrued interest receivable and other assets	4,921	3,623
Total assets	$500,343	$502,419

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$104,991	$109,622
Interest bearing	340,543	317,237
Total deposits	445,534	426,859

Deposits held for sale	—	22,571
Federal Home Loan Bank advances	4,816	4,838
Accrued interest payable and other liabilities	3,306	2,887
Total liabilities	453,656	457,155

Stockholders’ equity:
Common stock	15,771	15,771
Retained earnings	37,888	37,683
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income (loss)	444	(774)
Total stockholders’ equity	46,687	45,264
Total liabilities and stockholders’ equity	$500,343	$502,419

Common shares outstanding	7,192,350	7,192,350
Book value per common share	$6.49	$6.29

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except share and per share data)
Interest income:
Loans	$3,775	$3,814	$11,231	$11,100
Securities	494	481	1,582	1,536
Federal funds sold and interest bearing deposits	9	21	32	71
Total interest income	4,278	4,316	12,845	12,707

Interest expense:
Deposits:
Savings and money market accounts	147	128	416	356
Time accounts	104	215	341	823
NOW accounts	19	19	56	56
Total	270	362	813	1,235

Borrowings:
FHLB advances	36	63	108	214
Total interest expense	306	425	921	1,449

Net interest income	3,972	3,891	11,924	11,258
Provision for loan losses	—	—	—	(890)
Net interest income after provision for loan losses	3,972	3,891	11,924	12,148

Non-interest income:
Service charges	485	543	1,485	1,665
Wealth management fees	420	417	1,091	1,089
Treasury management fees	58	57	173	183
Income from bank-owned life insurance	165	166	566	571
Writedowns and losses on loans held for sale	(189)	—	(546)	—
(Loss) gain on sale of REO	(69)	(51)	(73)	35
Gain on sale of securities, available-for-sale	241	—	101	135
Gain on sale of branch	—	—	438	—
Other non-interest income	29	60	92	173
Total non-interest income	1,140	1,192	3,327	3,851

Non-interest expense:
Salaries and employee benefits	2,821	2,924	8,311	8,760
Occupancy and equipment	753	685	2,394	2,278
Professional services	366	359	983	1,326
Advertising	100	66	258	239
Office supplies, postage and courier	72	131	256	363
FDIC insurance premium	180	187	520	531
State franchise taxes	67	120	199	374
Other non-interest expense	703	758	2,124	2,255
Total non-interest expense	5,062	5,230	15,045	16,126

Income (loss) before income tax benefit	50	(147)	206	(127)
Income tax benefit	—	(20)	—	(298)
Net income (loss)	$50	$(127)	$206	$171

Share and Per Share Data
Basic average common shares outstanding	7,192,350	7,192,350	7,192,350	7,192,350
Diluted average common shares outstanding	7,249,194	7, 192,350	7,242,431	7,226,370
Basic earnings per common share	$0.01	$(0.02)	$0.03	$0.02
Diluted earnings per common share	$0.01	$(0.02)	$0.03	$0.02

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Earning assets
Interest bearing cash	$18,324	$23,879	$17,867	$36,001
Securities	78,692	80,131	79,818	82,409
Tax-exempt securities	4,228	4,912	4,546	4,704
Loans (1)	362,236	353,697	359,320	335,749
Total earning assets	463,480	462,619	461,551	458,863

Non-earning assets	41,341	44,632	40,902	46,759
Total assets	$504,821	$507,251	$502,453	$505,622

Interest bearing liabilities
Interest bearing DDA	$79,564	$75,417	$78,962	$74,985
Money market	137,854	120,994	132,880	113,784
Savings accounts	42,440	42,186	42,890	40,201
Time deposits	78,621	109,777	82,052	122,842
FHLB advances	6,723	5,482	5,637	6,213
Total interest bearing liabilities	345,202	353,856	342,421	358,025

Non-interest bearing deposits	$109,938	$100,634	$110,305	$96,994
Other non-interest bearing liabilities	3,575	5,033	4,240	2,995
Total liabilities	458,715	459,523	456,966	458,014
Stockholders’ equity	46,106	47,728	45,487	47,608
Total liabilities and stockholders’ equity	$504,821	$507,251	$502,453	$505,622

(1)	Includes loans held for sale

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (includes loans held for sale):

	September 30, 2014		June 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$102,629	27.8%	$104,959	29.4%	$122,901	33.8%
Commercial real estate	105,621	28.6%	104,387	29.2%	106,901	29.4%
Real estate and home equity	125,484	34.0%	114,038	31.9%	98,622	27.1%
Consumer and credit card	35,725	9.6%	34,102	9.5%	35,265	9.7%
Total loans	$369,459	100.0%	$357,486	100.0%	363,689	100.0%

Net deferred loan costs	182		182		165
Allowance for loan losses	(4,176)		(4,568)		(6,724)
Net loans	$365,465		$353,100		$357,130

The following table sets forth the composition of the Company’s deposits at the dates indicated (includes deposits held for sale):

	September 30, 2014		June 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$104,991	23.6%	$108,547	24.9%	$112,711	25.1%
Interest bearing demand	72,622	16.3%	77,304	17.7%	78,229	17.4%
Total demand	177,613	39.9%	185,851	42.6%	190,940	42.5%

Savings	42,482	9.5%	42,784	9.8%	43,448	9.7%
Money market	148,628	33.4%	131,820	30.2%	125,635	27.9%
Time deposits	76,811	17.2%	75,655	17.4%	89,407	19.9%
Total deposits	$445,534	100.0%	$436,110	100.0%	$449,430	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated (includes loans held-for-sale):

Delinquent loans and leases	September 30, 2014		June 30, 2014		December 31, 2013
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$68	0.02%	$1,022	0.29%	$945	0.26%
60 days past due	50	0.01%	18	0.02%	290	0.08%
90 days past due and still accruing	2	—	—	—	—	—
Non-accrual	3,007	0.81%	4,620	1.29%	6,904	1.90%
Total	$3,127	0.84%	$5,660	1.58%	$8,139	2.24%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	September 30, 2014	June 30, 2014	December 31, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$343	$425	$352
Commercial real estate	1,889	2,779	1,850
Commercial and industrial	651	1,354	4,702
Consumer loans and credit cards	124	62	—
Total non-accruing loans	3,007	4,620	6,904
Accruing loans delinquent 90 days or more	2	—	—
Total non-performing loans (excluding TDR’s)	3,009	4,620	6,904

Collateralized debt obligations	—	—	976
Other real estate and repossessed assets	1,215	1,406	1,219
Total non-performing assets (excluding TDR’s)	$4,224	$6,026	$9,099

Troubled debt restructurings(1)	$9,834	$9,297	$12,788
Total non-performing loans (including TDR’s)	$12,843	$13,917	$19,692
Total non-performing assets (including TDR’s)	$14,058	$15,323	$21,887

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$4,568	$6,503	$6,725	$6,881

Loans charged-off	(445)	(146)	(2,703)	(580)
Recoveries of loans previously charged-off	53	114	251	1,060
Net loans charged-off	(392)	(32)	(2,452)	480
Allowance related to loans transferred to held-for-sale	—	—	(97)	—
Provision for loan losses	—	—	—	(890)
Allowance for loan losses, end of period	$4,176	$6,471	$4,176	$6,471

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2014	2013	2014	2013
Return on average assets	0.04%	(0.10)%	0.05%	0.05%
Return on average equity	0.43%	(1.04)%	0.60%	0.47%
Yield on earning assets	3.66%	3.70%	3.71%	3.70%
Cost of interest-bearing liabilities	0.35%	0.48%	0.42%	0.54%
Net interest margin (1)	3.40%	3.34%	3.45%	3.28%
Non-interest income to total income (2)	22.6%	24.2%	22.2%	24.6%
Efficiency ratio (3)	98.7%	101.8%	98.1%	107.8%

Net loans charged-off to average loans, annualized	0.43%	0.04%	0.91%	(0.19)%
Provision for loan losses to average loans, annualized	0.00%	0.00%	0.00%	(0.26)%
Allowance for loan losses to total loans	1.13%	1.81%	1.13%	1.81%
Allowance for loan losses to non-accrual loans	138.9%	116.6%	138.9%	116.6%
Non-accrual loans to total loans	0.81%	1.55%	0.81%	1.55%
Non-performing assets to total assets (including performing TDR’s)	2.81%	4.33%	2.83%	4.33%
Non-performing assets to total assets (excluding performing TDR’s)	0.84%	1.57%	0.86%	1.57%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2014			2013
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except per share data)
Interest income	$4,278	$4262	$4,304	$4,372	$4,316
Interest expense	306	299	316	369	425
Net interest income	3,972	3,963	3,988	4,003	3,891
Provision for loan losses	—	—	—	3,307	—
Net interest income after provision for loan losses	3,972	3,963	3,988	696	3,891
Non-interest income	1,140	996	1,192	1,116	1,192
Non-interest expenses	5,062	4,922	5,063	4,914	5,230
Income (loss) before income tax benefit	50	37	117	(3,102)	(147)
Income tax benefit	—	—	—	—	(20)
Net income (loss)	$50	$37	$117	$(3,102)	$(127)

Stock and related per share data
Basic and diluted earnings (loss) per common share	$0.01	$0.01	$0.02	$(0.43)	$(0.02)
Basic weighted average common shares outstanding	7,192,350	7,192,350	7,192,350	7,192,350	7,192,350
Diluted weighted average common shares outstanding	7,249,194	7,250,702	7,244,716	7,192,350	7,192,350
Common book value per share	$6.49	$6.51	$6.45	$6.29	$6.74

Capital Ratios (Bank)
Tier 1 leverage ratio	8.96%	8.97%	8.83%	8.77%	9.44%
Tier 1 risk based capital	12.42%	12.77%	12.78%	12.24%	13.12%
Total risk based capital	13.57%	14.02%	14.03%	13.50%	14.38%

Selected ratios
Return on average assets	0.04%	0.05%	0.09%	(2.43)%	(0.10)%
Return on average equity	0.43%	0.53%	1.02%	(25.42)%	(1.04)%
Yield on earning assets	3.66%	3.75%	3.74%	3.68%	3.70%
Cost of interest-bearing liabilities	0.35%	0.36%	0.32%	0.42%	0.48%
Net interest margin	3.40%	3.51%	3.50%	3.37%	3.34%
Non-interest income to total income (1)	22.6%	21.8%	22.2%	21.9%	24.2%
Efficiency ratio (2)	98.7%	96.2%	98.5%	95.8%	101.8%

Asset quality ratios
Net loans charged off to average loans, annualized	0.43%	0.87%	1.43%	1.21%	0.04%
Provision for loan losses to average loans, annualized	0.00%	0.00%	0.00%	3.66%	0.00%
Allowance for loan losses to total loans	1.13%	1.28%	1.51%	1.85%	1.81%
Allowance for loan losses to non-accrual loans	138.9%	109.1%	148.2%	97.4%	116.6%
Non-accrual loans to total loans	0.81%	1.17%	1.02%	1.90%	1.55%
Non-performing assets to total assets (including performing TDR’s)	2.81%	3.06%	3.59%	4.36%	4.33%
Non-performing assets to total assets (excluding performing TDR’s)	0.84%	1.12%	1.05%	1.81%	1.57%

(1) Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)

(2) Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

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